UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 20, 2008

CHINA MARINE FOOD GROUP LIMITED
(Name of Small Business Issuer in its Charter)

NEVADA	87-0640467
(State or Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Da Bao Industrial Zone, Shishi City Fujian, China 362700 86-595-8898-7588
(Address and Telephone Number of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 20, 2008, the Registrant entered into an Investor Relations Consulting Agreement (the “Agreement”) with Hayden Communications International, Inc. (“HCI”), a Florida corporation.

Per the terms of the Agreement, HCI will advise, counsel and inform designated officers and employees of the Registrant as it relates to financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Registrant’s business about which HCI has knowledge or expertise. Moreover, HCI will develop, implement and maintain an ongoing stock market support system for the Registrant with the general objective of expanding awareness of the Registrant among stockbrokers, analysts, micro-cap portfolio/fund managers, market makers, and the appropriate financial and trade publications.

In exchange for these services, the Registrant shall pay HCI compensation as follows: (i) a monthly consulting and service fee of $7,500 a month from the initial start date of February 20, 2008 through the effective date of the Form S-1, at which time the consulting fee will increase to $11,500 per month through the end of the contractual period; and (ii) Thirty Thousand (30,000) shares of restricted common stock.

The Agreement shall remain in effect for a period commencing on February 20, 2008 until twelve (12) months thereafter. There are no material relationships between the Registrant or its affiliates and HCI.

A copy of the Investor Relations Consulting Agreement is attached hereto as Exhibit 10.1.

EXHIBIT NO.	DESCRIPTION
10.1	The Investor Relations Consulting Agreement by and between China Marine Food Group Limited and Hayden Communications International, Inc., dated February 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA MARINE FOOD GROUP LIMITED

By:	/s/Pengfei Liu
Date: March 20, 2008	Pengfei Liu, CEO